AGREEMENT

This Agreement (this “Agreement”) is entered into as of March 27, 2012 (the “Effective Date”) by and between CTS Corporation, an Indiana corporation (the “Company”), and Vinod M. Khilnani (the “Executive”).

WHEREAS, Executive has indicated his intention to retire from the position of Chief Executive Officer of the Company, and both the Company and Executive desire to provide for an orderly transition of duties, responsibilities and authority from Executive to the next principal executive officer of the Company (the “New CEO”).

NOW, THEREFORE, in consideration of the mutual promises and the respective covenants and agreements of the parties contained in this Agreement, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereto hereby agree as follows:

Section 1.  Term of Transition and Duties. Subject to Section 3 below, Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company through December 31, 2013 (or such later date as mutually agreed upon in writing by the parties hereto) (the “Transition End Date”). Until the Transition End Date, except as otherwise reasonably requested in writing by the Board of Directors of the Company (the “Board”), Executive shall have such duties, responsibilities and authority as are customarily incident to the principal executive office of a publicly traded corporation, and shall assist the Company with the identification of, hiring of and/or transition of duties, responsibilities and authority to the New CEO to the extent reasonably requested by the Board. Executive hereby agrees to resign from all directorships and committee positions with the Company and its subsidiaries and affiliates effective on the earlier of the Transition End Date or such date on which Executive no longer serves as CEO.

Section 2.  Compensation.  Subject to Section 3 below, from the Effective Date through the Transition End Date, the Company shall pay or provide to Executive: (a) annual base salary at the annual rate in effect for Executive on the Effective Date (“Base Salary”) in accordance with the Company’s general payroll practices in effect from time to time; (b) annual performance-based cash incentives determined by the Board’s compensation committee (the “Committee”) or the Board on a basis no less favorable than that applicable to other senior executives of the Company, with minimum, target and maximum annual incentive opportunities equal to 0%, 100% and 200%, respectively, of Executive’s Base Salary (“Annual Bonus”); (c) to the extent equity awards are provided to senior executives of the Company, annual performance-based and time-based equity awards on a basis no less favorable than that applicable to other senior executives of the Company, with threshold, target and maximum performance-based equity awards, and time-based equity awards, provided in amounts substantially equal in value to those amounts disclosed for Executive in the “2011 Grants of Plan-Based Awards” table (the “Proxy Table”) in the Company’s definitive proxy statement for its 2012 Annual Meeting of Stockholders (“Equity Awards”); and (d) annual executive perquisites in a form and amount substantially equivalent to those provided to Executive for 2011 (“Perquisites”) (with all payments and benefits under this Section 2(a) subject to applicable withholding). Subject to Section 3 below, from the Effective Date through the Transition End Date, Executive shall be entitled to continued participation in the Company’s pension, retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS, to the extent permitted by law.

Section 3.  Intervening Termination Events.  In the event of Executive’s death or Disability, or the termination of Executive’s employment by Executive, or the termination of Executive’s employment by the Company for Cause, prior to the Transition End Date, (a) this Agreement shall terminate, (b) Executive shall not be entitled to receive any further payments or benefits under this Agreement after the date of such death, disability or termination (excluding any amounts that are accrued but unpaid), and (c) the terms of the Company’s employee benefit and other plans will govern any right or entitlement that Executive or Executive’s heirs or beneficiaries may have thereunder. If the Company terminates Executive’s employment for any reason other than for Cause prior to the Transition End Date, the Company will pay Executive on the 60th day after the date of such termination a lump sum amount in cash equal to Base Salary, plus Annual Bonus (at target levels), plus the value of Equity Awards (at target levels based on disclosed values in the Proxy Table), plus the value of Perquisites, Executive would have received or been granted if he had remained employed under this Agreement from the date of such termination until the Transition End Date. For purposes of Section 3, “Disability” and “Cause” are used as defined in the CTS Corporation Executive Severance Policy (the “Severance Policy”) in effect on the Effective Date.

Section 4.  Effect on Other Agreements and Arrangements. If Executive’s employment with the Company terminates under Section 1 on the Transition End Date, or if the Company terminates Executive’s employment for any reason other than for Cause prior to the Transition End Date, Executive shall be entitled to the payments and benefits provided for under paragraphs (2), (3) and (4) of Section D of the Severance Policy; otherwise, the parties hereto hereby agree that after the Effective Date, Executive will not be entitled to any other payments or benefits provided for under the Severance Policy. This Agreement shall have no effect as to, and Executive shall continue to be entitled to indemnification to the extent provided under, the Director and Officer Indemnification Agreement, dated as of November 6, 2008, between the parties hereto.

Section 5.  Miscellaneous. This Agreement may be modified or terminated only in a writing signed by both the parties hereto. It is the intent of the parties hereto that the payments and benefits to be paid or provided to Executive under this Agreement will not duplicate substantially similar payments or benefits under any other agreement, policy, plan or arrangement of or with the Company, except to the extent provided for herein. To the extent applicable, it is intended that the compensation arrangements under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted consistent with this intent. As used in this Agreement, the term “termination of employment” and terms of similar import will mean a “Separation from Service” within the meaning of Section 409A. Notwithstanding any provision herein to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to the identification methodology selected by the Company from time to time) on Executive’s termination of employment and if any portion of the payments or benefits to be received by Executive upon his termination of employment is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then such payments or benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment will instead be accumulated and paid or made available on the earlier of (a) the first day of the seventh month following Executive’s termination of employment and (b) Executive’s death. Each payment and benefit to be made or provided to Executive pursuant to this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A. Coverage provided during one taxable year will not affect the degree to which coverage will be provided in any other taxable year. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of Indiana, with venue in any court of competent jurisdiction located in the State of Indiana.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

CTS CORPORATION

By: /s/ Richard G. Cutter
Name: Richard G. Cutter
Title: Vice President Law & Business
Affairs, Corporate Secretary

EXECUTIVE

By: /s/ Vinod M. Khilnani
Name: Vinod M. Khilnani